JAMES A. NUSSLE APPOINTED TO PRA BOARD OF DIRECTORS

NORFOLK, Va. – June 5, 2013 – Portfolio Recovery Associates, Inc. (PRA), a financial and business services company operating in the U.S. and U.K., today announced that James A. Nussle has been appointed by the company’s board of directors to serve as an independent director.

Nussle, 52, is president of The Nussle Group, a public policy and strategic consulting company. From 2007 to 2009, he served in the cabinet of President George W. Bush as director of the White House Office of Management and Budget, where he developed and implemented the President’s budget, fiscal and regulatory policy. He was an advisor to President Bush as a member of the National Economic Council, National Security Council, Homeland Security Council and National Domestic Policy Council.

Prior to his years in the Bush Administration, Nussle served in the U.S. House of Representatives as a congressman from Iowa for 16 years. During that time, he was elected to three two-year terms as chairman of the House Budget Committee. He also has served on the House Ways and Means, Banking and Agriculture Committees.

“As state and federal regulations protecting consumers of financial services continue to evolve, our board expects governance of PRA’s strict compliance with regulations to grow in importance to our stockholders, clients and customers. We welcome to our board Jim Nussle’s vast experience in finance, and economic and public policy,” said Steve Fredrickson, chairman, president and chief executive officer of PRA.

Nussle replaces John Fuller, who served on PRA’s board until the end of his term on May 30, 2013. “On behalf of our stockholders, PRA thanks John Fuller for his strong counsel to the board since 2010,” Fredrickson said.

Nussle will stand for election to a three-year term on PRA’s board at next year’s annual meeting of stockholders. He also will continue to serve on the board of Thrivent Mutual Funds, and as an advisory board member to Avista Capital Partners and The Bill and Melinda Gates Foundation, U.S. programs. Nussle also is a steering committee member of The Fix the Debt Coalition and on the boards of The Committee for a Responsible Federal Budget and The National Down Syndrome Society. He was a member of the board and then president of Growth Energy, the largest renewable energy trade association.

Following completion of a Juris Doctorate degree from Drake Law School in Des Moines, Iowa, Nussle was a prosecuting attorney in Iowa, where he also earned a Bachelor of Arts degree in political science from Luther College in Decorah, Iowa.

About PRA
As a leader in the U.S. debt buying industry, Portfolio Recovery Associates, Inc. (NASDAQ: PRAA) returns capital to banks and other creditors that helps expand financial services for consumers. PRA collaborates with its customers to create affordable, realistic debt repayment plans. The company also provides a broad range of fee-based services to local governments and law enforcement, U.S. businesses, institutional investors, global hedge funds, and U.K. banks and creditors.

PRA has been annually ranked as one of Forbes’ 100 Best Small Companies in America since 2007, advancing to the Top 25 in 2012. The company also was recognized last year as one of Fortune’s 100 Fastest-Growing Companies in the U.S. For more information, visit www.PortfolioRecovery.com.

Media and Investor Contact:

Rick Goulart
Vice President, Corporate Communications
757-961-3525
RickGoulart@PortfolioRecovery.com

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